Exhibit 4.3

FLOATING RATE SENIOR NOTE DUE 2020

THIS IS A SECURITY IN GLOBAL FORM WITHIN THE MEANING OF THE SENIOR INDENTURE REFERRED TO HEREINAFTER.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITARY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE SENIOR INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS SECURITY IS NOT A SAVINGS ACCOUNT, DEPOSIT OR OTHER OBLIGATION OF A BANK AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

CUSIP No. 14040H BS3
ISIN No. US14040HBS31
No. [ ]	Principal Amount $[ ]

CAPITAL ONE FINANCIAL CORPORATION

FLOATING RATE SENIOR NOTES DUE 2020

Capital One Financial Corporation, a Delaware corporation (the “Company”), for value received, hereby promises to pay to Cede & Co. or registered assigns the principal sum of [                ] United States Dollars, at the Company’s office or agency for said purposes, on October 30, 2020 (the “Stated Maturity”).

Interest Payment Dates: January 30, April 30, July 30 and October 30

Regular Record Dates: The fifteenth calendar day (whether or not a business day) immediately preceding the relevant Interest Payment Date

Reference is made to the further provisions set forth on the reverse hereof, including the definitions of certain capitalized terms. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Security shall not be valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Trustee acting under the Senior Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

CAPITAL ONE FINANCIAL CORPORATION

By:
Name:
Title:

Attest By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities issued under the within-mentioned Senior Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

REVERSE OF SECURITY

Capital One Financial Corporation

Floating Rate Senior Notes Due 2020

This Security is one of a duly authorized issue of debt securities of the Company, of the series hereinafter specified, all issued or to be issued under a Senior Indenture, dated as of November 1, 1996 (the “Senior Indenture”), and duly executed and delivered by the Company to The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as successor to Harris Trust and Savings Bank, as trustee (hereinafter, the “Trustee”). Reference to the Senior Indenture and the Officers’ Certificate thereunder establishing the terms of this Security is hereby made for a description of the respective rights and duties thereunder of the Trustee, the Company and the Holders of the Securities. This Security is one of a series designated as the “Floating Rate Senior Note, Due    2020” of the Company (hereinafter called the “Notes”), issued under the Senior Indenture. Each Holder by accepting a Note, agrees to be bound by all terms and provisions of the Senior Indenture, as amended from time to time, applicable to the Notes.

Neither the Senior Indenture nor the Notes limit or otherwise restrict the amount of indebtedness which may be incurred or other securities which may be issued by the Company. The Notes issued under the Senior Indenture are direct, unsecured obligations of the Company and will mature on October 30, 2020. The Notes rank on parity with all other unsecured, unsubordinated indebtedness of the Company.

The Company promises to pay interest on the principal amount of this Security at an interest rate per annum (the “Interest Rate”) from October 31, 2017 (the “Issue Date”) to but excluding January 30, 2018 (such period, the “Initial Interest Period”) at an initial rate (the “Initial Interest Rate”) determined by the Calculation Agent equal to LIBOR (as defined below) on the second London Banking Day preceding the Issue Date plus 0.45% per annum, and thereafter at an Interest Rate that will be reset as described below to a rate per annum equal to LIBOR plus 0.45% per annum, provided, that such Interest Rate shall not be less than zero.

The Company will pay interest quarterly in arrears on January 30, April 30, July 30 and October 30 of each year (each, an “Interest Payment Date”), commencing on January 30, 2018. Interest on this Security will accrue from the Issue Date or from the most recent Interest Payment Date, as the case may be, to which interest on the Notes has been paid or duly provided for, until payment of said principal sum has been made or duly provided for The Company will pay interest to the Person in whose name this Security is registered at the close of business on the fifteenth calendar day (whether or not a business day) immediately preceding the relevant Interest Payment Date, except that the Company will pay the interest payable at the Stated Maturity of this Security to the Person or Persons to whom principal is payable. The Company will pay interest in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. The Company will make payments in respect of Notes in global form (including principal and interest) to the Holder thereof or a nominee of the Holder, by wire transfer of immediately available funds as of the close of business on the date such payments are due.

The Interest Rate on the Notes will be reset quarterly (each such quarter, an “Interest Reset Period”. The first day of each Interest Reset Period is referred to as an “Interest Reset Date”. The Interest Reset Dates will be January 30, April 30, July 30 and October 30 of each year; provided that the Interest Rate in effect from October 31, 2017 to, but excluding, the first Interest Reset Date will be the Initial Interest Rate. If any Interest Reset Date falls on a day that is not a Business Day, the Interest Reset Date will be postponed to the next day that is a Business Day, except that if the next Business Day falls in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day.

The Calculation Agent for the Notes is The Bank of New York Mellon Trust Company, N.A. (the “Calculation Agent”). Upon the request of the Holder of any Note, the Calculation Agent will provide such Holder the Interest Rate then in effect and, if determined, the interest Rate that will become effective on the next Interest Reset Date.

The Calculation Agent will determine the Initial Interest Rate for the Notes by reference to LIBOR on the second London Banking Day preceding the issue date and the Interest Rate for each succeeding Interest Reset Period by reference to LIBOR on the second London Banking Day preceding the applicable Interest Reset Date (each, an “Interest Determination Date).

“London Banking Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The Interest Rate for the Notes will be based on the three-month London interbank offered rate (“LIBOR”) determined by the Calculation Agent as follows:

(i)    As of an Interest Determination Date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on Bloomberg L.P.’s page “BBAM” at approximately 11:00 a.m., London time, on such Interest Determination Date, If on any Interest Determination Date, such rate does not appear on Bloomberg L.P.’s page “BBAM” as of 11:00 a.m., London time, or if Bloomberg L.P.’s page “BBAM” is not available on such date, the Calculation Agent will obtain such rate from “Reuters Page LIBOR01” (or any successor page).

(ii)    no rate appears on “Reuters Page LIBOR01” or Bloomberg L.P.’s page “BBAM” (or any successor page), then the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Company, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations arc provided, LIBOR determined on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the related Interest

Reset Date as the arithmetic mean of the rate glinted at approximately 11:00 a.m., New York time, on that Interest Reset Date, by three major banks in New York, New York, as selected by the Company, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related Interest Reset Date, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time If the banks so selected by the Calculation Agent are not quoting as set forth above, LIBOR for that Interest Determination Date will remain equal to the LIBOR used to determine the Interest Rate for the immediately preceding Interest Reset Period, or, if there was no preceding Interest Reset Period, the rate of interest payable will be the Initial Interest Rate.

Accrued interest on this Security will be calculated by multiplying the principal amount of this Security by an accrued interest factor (the “Accrued Interest Factor”). The Accrued Interest Factor will be computed by adding the Interest Factors calculated for each day in the period for which interest is being paid. The interest factor (“Interest Factor”) for each day will be computed by dividing the Interest Rate applicable to that day by 360. The Interest Rite in effect on any Interest Reset Date will be the applicable rate as reset on that date. The Interest Rate applicable to any other day is the Interest Rate from the immediately preceding Interest Reset Date, or if none, the Initial Interest Rate. All percentages used in or resulting from any calculation of the rate of interest on this Security will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with .000005% rounded up to .00001%), and all U.S. dollar amounts used in or resulting from these calculations will be rounded to the nearest cent (with one-half cent rounded upward).

Interest on the Notes will be paid on the basis of a 360-day year and the actual number of days elapsed. If any Interest Payment Date (other than the maturity date) falls on a day that is not a Business Day, the Interest Payment Date will be postponed to the next succeeding Business Day, unless that Business Day falls in the next calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day, and interest will accrue to but excluding such Interest Payment Date.

The Interest Rate will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

If the Company defaults in the payment of interest due on any Interest Payment Date after taking into account any applicable grace period, such defaulted interest shall be paid as set forth in the Senior Indenture.

The Notes are not entitled to any sinking fund.

The Notes are subject to defeasance pursuant to Section 402 of the Senior Indenture.

The Notes are not convertible into common stock of the Company.

At any time after September 30, 2020 (the “Redemption Date”), the Notes will be redeemable at the option of the Company, upon not less than 10 nor more than 60 days’ prior notice given to the holders of the Notes to be redeemed, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus in each case accrued and unpaid interest to the Redemption Date.

If money sufficient to pay the redemption price of and accrued interest on the Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Trustee on or before the Redemption Date and certain other conditions are satisfied, then on and after the Redemption Date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption and such Notes will cease to be outstanding. If the Redemption Date is not a business day, the Issuer will pay the redemption price on the next business day without any interest or other payment due to the delay.

If fewer than all of the Notes are to be redeemed, the Depository will select the Notes for redemption on a pro rata basis, by lot or by such other method in accordance with the procedures of the Depository. No Notes of $1,000 or less will be redeemed in part.

In case an Event of Default shall have occurred and is continuing with respect to the Notes, the principal hereof may be declared, and upon such declaration shall become. due and payable, in the manner, with the effect and subject to the conditions provided in the Senior Indenture. The Senior Indenture provides that in certain circumstances such declaration and its consequences may be waived by the Holders of not less than a majority in aggregate principal amount of the Notes then Outstanding. However, any such consent or waiver by the Holder shall not affect any subsequent default or impair any right consequent thereon.

The Senior Indenture permits the Company and the Trustee, without the consent of the Holders of the Notes for certain situations and with the consent of not less than two-thirds of the Holders in aggregate principal amount of the Outstanding Notes of each series affected by such supplemental indenture in other situations, to execute supplemental indentures adding to, modifying, or changing various provisions of, the Senior Indenture; provided that no such supplemental indenture, without the consent of the Holder of each Outstanding Note affected thereby, shall (i) change the Stated Maturity of the principal of or any installment of interest on the Notes; (ii) reduce the principal amount thereof or the rate of interest thereon, or adversely affect the right of repayment of any Holder; (iii) change the Place of Payment or Currency in which the principal of or interest on the Notes is payable, or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof; (iv) reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Senior Indenture or certain defaults thereunder and their consequences) provided for in the Senior Indenture, or reduce the requirements of Section 1504 for quorum or voting; or (v) modify any of the provisions of Sections 902, 513 or 1008 of the Senior Indenture, except to increase any such percentage or provide that certain other provisions of the Senior Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby.

The Company may omit in any particular instance to comply with any term, provision or condition set forth in Section 1005, 1006 or 1007 of the Senior Indenture, if before the time it would have to comply, the Holders of at least a majority in principal amount of the Outstanding

Notes, by act of such Holders, either shall waive such compliance in such instance or generally shall have waived compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

No reference herein to the Senior Indenture and no provision of this Security or of the Senior Indenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of or interest on this Security at the respective times and at the rate herein prescribed.

The Notes are issuable in registered form without coupons in minimum denominations of $2,000 and in integral multiples of $1,000. A Holder may exchange the Notes for a like aggregate principal amount of Notes of other authorized denominations in the manner and subject to the limitations provided in the Senior Indenture.

Upon due presentment for registration of transfer of the Notes at the office or agency for said purpose of the Company, a new Note or Notes of authorized denominations, for a like aggregate principal amount, will be issued to the transferee as provided in the Senior Indenture. No service charge shall be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

Prior to due presentation of this Security for registration of transfer, the Company, the Trustee, and any agent of the Company or the Trustee, may deem and treat the Holder hereof as the owner of this Security (whether or not any payment with respect to this Security shall be overdue), for the purpose of receiving payment of principal of and (subject to the provisions of the Senior Indenture) interest hereon and for all other purposes whatsoever, whether or not any payment with respect to this Security shall be overdue, and neither the Company, nor the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of or interest on this Security, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Senior Indenture or any indenture supplemental thereto, or because of the creation of any indebtedness represented thereby, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

All terms used in this Security (and not otherwise defined in this Security) that are defined in the Senior Indenture shall have the meanings assigned to them in the Senior Indenture.